Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Barry H. Bass	7600 Wisconsin Avenue
Chief Financial Officer	11th Floor
(301) 986-9200	Bethesda, MD 20814
bbass@first-potomac.com	www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
SECOND QUARTER 2008 RESULTS
Second Quarter Highlights:
•	Reports FFO, as adjusted to include cash gains on sale of $22.6 million, or $0.90 per diluted share, and FFO of $13.1 million, or $0.53 per diluted share, compared to $10.4 million, or $0.42 per diluted share, for the second quarter of 2007.
•	Sells Alexandria Corporate Park for a GAAP gain of $0.57 per diluted share after minority interests and cash gain of $0.37 per diluted share.
•	Increases full-year 2008 FFO guidance to $2.20 to $2.30 per diluted share, including cash gains on sale, $1.78 to $1.83 per diluted share, excluding cash gains on sale.
•	Executes 888,000 square feet of leases, consisting of 347,000 square feet of new leases and 541,000 square feet of renewal leases.
•	Rental rates per square foot increase 6% for new leases and 16% for renewal leases on a GAAP basis.
BETHESDA, MD (July 30, 2008) – First Potomac Realty Trust (NYSE: FPO), a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, reported results for the three and six months ended June 30, 2008.
For the second quarter of 2008, the Company’s funds from operations, which exclude cash gains on sale, (“FFO”) increased 26% to $13.1 million, or $0.53 per diluted share, compared with $10.4 million, or $0.42 per diluted share, during the second quarter of 2007. The Company reported net income for the second quarter of 2008 of $17.6 million, or $0.73 per diluted share, compared with net income of $16,000 for the second quarter of 2007.
The Company’s FFO for the first six months of 2008 increased 24% over the prior-year period to $25.0 million, or $1.00 per diluted share, compared with $20.1 million, or $0.80 per diluted share, for the first six months of 2007. The Company reported net income for the first six months of 2008 of $19.9 million, or $0.82 per diluted share, compared with a net loss of $0.2 million, or $0.01 per diluted share, for the first six months of 2007. In June 2008, the Company sold its Alexandria Corporate Park property for a gain on sale of $14.3 million, or $0.57 per diluted share after minority interests. For the three months and six months ended June 30, 2008, the Company repurchased $20.25 million and $34.0 million, respectively, of its Exchangeable Senior Notes at a discount, resulting in a net gain of $2.6 million, or $0.10 per diluted share after minority interests, and $4.7 million, or $0.19 per diluted share after minority interests, respectively.

The Company’s portfolio was 88.2% leased and 86.6% occupied at June 30, 2008 compared to 87.8% leased and 85.6% occupied at March 31, 2008. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Second Quarter 2008 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.
Douglas J. Donatelli, chief executive officer of First Potomac Realty Trust, stated, “We maintained our strong leasing pace in the second quarter and have executed 1.8 million square feet of leasing, or over 15% of our entire portfolio, during the first half of 2008. The relative health of our markets, which continue to experience job growth, and the favorable positioning of our properties as high quality, lower cost space alternatives provide a solid foundation for high retention and net absorption through the balance of the year.”
Disposition
On June 5, 2008, the Company sold its Alexandria Corporate Park property, located at 6315 Bren Mar Drive in Alexandria, Virginia, for net proceeds of $49.6 million. The Company reported a gain on the sale of $14.3 million, or $0.57 per diluted share after minority interests, in its second quarter results. Operating results and the gain on sale for the Alexandria Corporate Park property are reflected as discontinued operations in the Company’s Consolidated Statement of Operations. The Company used the proceeds to pay down a portion of the outstanding balance on its unsecured revolving credit facility.
Alexandria Corporate Park was among several properties that served as collateral on a $100 million fixed-rate mortgage loan issued by Jackson National Life Insurance Company. During June 2008, the Company removed Alexandria Corporate Park from its collateral base and replaced it with two properties, Northridge I & II and 15395 John Marshall Highway. The Company incurred approximately $0.2 million of deferred financing costs associated with the transaction.
Significant Leasing Activity
During the second quarter of 2008, the Company executed 888,000 square feet of leases, which consisted of 347,000 square feet of new leases and 541,000 square feet of renewal leases. New leases executed include 76,000 square feet at Ammendale Business Park, 54,000 square feet at Windsor at Battlefield and 33,000 square feet at Norfolk Commerce Park. Rent is expected to commence for all the new leases by the end of the first quarter of 2009. Renewal leases for the quarter included 172,000 square feet at Plaza 500 and 118,000 square feet at Glenn Dale Business Center.
Financial Structure
At June 30, 2008, the Company’s debt-to-total-market capitalization ratio was 62.4% based on the Company’s closing stock price of $15.24. The Company’s interest coverage ratio for the quarter was 2.1 times compared with 2.0 times for the quarter ended March 31, 2008.
Of the $639.3 million of debt outstanding at June 30, 2008, $541.9 million was fixed-rate debt with a weighted average effective interest rate of 5.5% and a weighted average maturity of 4.2 years. The remaining $97.4 million was floating-rate debt, comprised of a $50 million term loan and $47.4 million of borrowings on the Company’s unsecured revolving credit facility. In January 2008, the Company entered into an interest rate swap agreement that fixed the underlying interest rate on the $50 million term loan at 2.71%, plus a spread of 0.70% to 1.25%, based on certain leverage ratios, for the life of the term loan. At June 30, 2008, the Company’s floating-rate debt had a weighted average interest rate of 3.6% and a weighted average maturity of 2.0 years.

Financing Activity
On July 23, 2008, the Company received an amended commitment for a $70 million secured term loan from KeyBank, N.A. to refinance the approximately $70 million mortgage loan on its Suburban Maryland Portfolio. It is anticipated that the new loan will have an initial balance of $35 million with the ability to increase the loan amount by $35 million.  This will allow certain Suburban Maryland Portfolio assets to be included in the Company’s unencumbered borrowing base, allowing the Company to make full use of its unsecured revolving credit facility, which has a lower interest rate, while also facilitating the possible sale of those assets. The new loan will have a two-year term, with a Company option to extend the loan for an additional one-year period with the payment of a 25 basis point extension fee. The loan will bear interest at a rate of LIBOR plus 225 basis points.
Debt Repurchase
During May 2008, the Company repurchased $20.25 million of its Exchangeable Senior Notes, at an average price of 85.24%, which resulted in a gain of $2.6 million, net of deferred financing costs and original issue discount write-offs. The repurchases were funded with borrowings on the Company’s unsecured revolving credit facility and available cash.
Debt Prepayment
On July 7, 2008, the Company prepaid the $7.0 million remaining principal balance and the related accrued interest on the mortgage loan that encumbered a building in Norfolk Commerce Park. The loan, which was to mature on August 7, 2008, had a contractual interest rate of 6.90% and an effective interest rate of 5.28%. The prepayment was funded with borrowings on the Company’s unsecured revolving credit facility and available cash.
Dividends
On July 22, 2008, the Company declared a dividend of $0.34 per common share. The dividend will be paid on August 8, 2008, to common shareholders of record as of August 1, 2008.
Earnings and FFO Guidance
The Company updated its FFO guidance for full-year 2008 to $2.20 to $2.30 per diluted share, including cash gains on sales, and increased its guidance for net income before minority interests to $0.98 to $1.08 per diluted share.
The following presents a reconciliation of net income before minority interests per diluted share to FFO, including cash gains on sale per diluted share:

Guidance Range for Full-Year 2008 (1)	Low Range	High Range
Net income before minority interests	$0.98	$1.08
Real estate depreciation	1.44	1.45
Less: GAAP gains on sale	(0.64)	(0.70)

FFO	1.78	1.83
Add: Cash gains on sale	0.42	0.47

FFO, including cash gains on sale	$2.20	$2.30

(1)	All per share calculations are based on the outstanding dilutive shares, plus the outstanding Operating Partnership units for the quarter ended June 30, 2008.
Barry H. Bass, chief financial officer of First Potomac Realty Trust, stated, “We preempted many of our lease expirations and debt maturities for 2008 and 2009 through an aggressive leasing effort and prudent management of our balance sheet. The proceeds from the sale of Alexandria Corporate Park provided us with additional balance sheet flexibility, but we are continuing to pursue additional sources of capital to fund new growth opportunities.”
Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Thursday, July 31, 2008 at 11:00 a.m. ET, to discuss second quarter results. The number to call for this interactive teleconference is (303) 262-2130. A replay of the conference call will be available through August 7, 2008, by dialing (303) 590-3000 and entering the confirmation number, 11113451# when prompted for the pass code.
A live broadcast of the conference call will also be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Thursday, July 31, 2008, beginning at 11:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 11.4 million square feet. The Company’s largest tenant is the U.S. Government.
Non-GAAP Financial Measures
Funds from Operations – Funds from operations (“FFO”) represents net income before minority interests (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company also presents FFO, as adjusted to include cash gains on sales, which adds any gains or losses associated with a disposed asset, less any accumulated depreciation related to the disposed asset, to the NAREIT calculation of FFO. The Company believes this calculation provides another indication of its performance, as recycling assets that the Company has maximized in value is an important component of the Company’s business strategy. FFO, calculated in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.

NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.
Same-Property NOI – The Company defines same-property NOI as NOI for the Company’s properties wholly owned during the entirety of the periods reported. The Company’s same-property NOI calculations are reconciled to NOI at the end of this release.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Rental	$25,160	$24,714	$49,826	$48,508
Tenant reimbursements and other	5,252	4,869	10,727	9,977

Total revenues	30,412	29,583	60,553	58,485

Operating expenses:
Property operating	6,227	6,019	12,931	12,412
Real estate taxes and insurance	3,032	2,726	5,949	5,257
General and administrative	2,838	2,621	5,539	5,587
Depreciation and amortization	9,022	10,117	18,261	19,791

Total operating expenses	21,119	21,483	42,680	43,047

Operating income	9,293	8,100	17,873	15,438

Other expenses (income):
Interest expense	8,776	8,835	17,908	17,124
Interest and other income	(104)	(172)	(235)	(366)
Gain on early retirement of debt	(2,620)	—	(4,732)	—

Total other expenses	6,052	8,663	12,941	16,758

Income (loss) from continuing operations before minority interests	3,241	(563)	4,932	(1,320)

Minority interests	(100)	18	(152)	40

Income (loss) from continuing operations	3,141	(545)	4,780	(1,280)

Discontinued operations:
Income from operations of disposed property	651	579	1,335	1,110
Gain on sale of disposed property	14,274	—	14,274	—
Minority interests in discontinued operations	(460)	(18)	(481)	(35)

Income from discontinued operations	14,465	561	15,128	1,075

Net income (loss)	$17,606	$16	$19,908	$(205)

Depreciation and amortization of real estate assets	9,022	10,117	18,261	19,791
Discontinued operations depreciation and amortization	197	275	478	550
Minority interests	560	—	633	(5)
Gain on sale of disposed property	(14,274)	—	(14,274)	—

Funds from operations (FFO)	$13,111	$10,408	$25,006	$20,131

Gain on sale of property	14,274	—	14,274	—
Accumulated depreciation on disposed property	(4,833)	—	(4,833)	—

FFO, including cash gains on sale	$22,552	$10,408	$34,447	$20,131

Net income (loss) per share – basic:
Income (loss) from continuing operations	$0.13	$(0.02)	$0.20	$(0.05)
Income from discontinued operations	0.60	0.02	0.63	0.04

Net income (loss)	$0.73	$—	$0.83	$(0.01)

Weighted average common shares outstanding — basic	24,115	24,040	24,106	24,033

Net income (loss) per share – diluted:
Income (loss) from continuing operations	$0.13	$(0.02)	$0.20	$(0.05)
Income from discontinued operations	0.60	0.02	0.62	0.04

Net income (loss)	$0.73	$—	$0.82	$(0.01)

Weighted average common shares outstanding – diluted	24,173	24,040	24,154	24,033

FFO per share – basic	$0.53	$0.42	$1.00	$0.81
Weighted average common shares and units outstanding – basic	24,895	24,804	24,888	24,825
FFO per share – diluted	$0.53	$0.42	$1.00	$0.80
FFO per share – diluted, including cash gains on sale	$0.90	$0.42	$1.37	$0.80
Weighted average common shares and units outstanding – diluted	24,953	25,004	24,937	25,049

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets:
Rental property, net	$947,877	$977,106
Cash and cash equivalents	6,398	5,198
Escrows and reserves	13,785	13,360
Accounts and other receivables, net of allowance for doubtful accounts of $491 and $700, respectively	4,326	4,365
Accrued straight-line rents, net of allowance for doubtful accounts of $61 and $43, respectively	7,286	6,638
Deferred costs, net	14,148	12,377
Prepaid expenses and other assets	5,321	6,525
Intangible assets, net	21,090	26,730

Total assets	$1,020,231	$1,052,299

Liabilities:
Mortgage loans	$377,290	$390,072
Exchangeable senior notes, net of discount	89,601	122,797
Senior notes	75,000	75,000
Secured term loan	50,000	50,000
Unsecured revolving credit facility	47,400	38,600
Accounts payable and other liabilities	14,243	11,450
Accrued interest	2,480	2,776
Rents received in advance	3,724	4,709
Tenant security deposits	5,228	5,422
Deferred market rent	7,906	9,117

Total liabilities	672,872	709,943

Minority interests (redemption value $11,832 and $13,957, respectively)	11,228	11,545

Shareholders’ equity:
Common shares, $0.001 par value, 100,000 shares authorized; 24,478 and 24,251 shares issued and outstanding, respectively	24	24
Additional paid-in capital	431,170	429,870
Accumulated other comprehensive income	682	—
Dividends in excess of accumulated earnings	(95,745)	(99,083)

Total shareholders’ equity	336,131	330,811

Total liabilities and shareholders’ equity	$1,020,231	$1,052,299

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)
Same Property NOI

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total base rent	$24,283	$24,429	$45,139	$45,815
Tenant reimbursements and other	4,831	4,705	9,382	9,391
Property operating expenses	(5,422)	(5,551)	(10,842)	(11,287)
Real estate taxes and insurance	(2,936)	(2,687)	(5,469)	(4,996)

Same-property (1) NOI — accrual basis	20,756	20,896	38,210	38,923

Straight-line revenue, net	(29)	(80)	(371)	(343)
Deferred market rental revenue	(405)	(445)	(804)	(897)

Same-property (1) NOI — cash basis	$20,322	$20,371	$37,035	$37,683

Changes in Same Property NOI — accrual basis
Rental revenue increase (decrease)	$56		$(68)
Tenant reimbursements and other increase (decrease)	126		(9)
Occupancy decrease	(202)		(608)
Expense increase	(120)		(28)

	$(140)		$(713)

Same property percentage of total portfolio (sf)	94.5%		89.4%
Reconciliation of Consolidated NOI to Same-property NOI

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Total revenues	$30,412	$29,583	$60,553	$58,485
Property operating expenses	(6,227)	(6,019)	(12,931)	(12,412)
Real estate taxes and insurance	(3,032)	(2,726)	(5,949)	(5,257)

NOI	21,153	20,838	41,673	40,816

Less: Non-same property NOI(2)	(397)	58	(3,463)	(1,893)

Same-property(1) NOI — accrual basis	20,756	20,896	38,210	38,923

Straight-line revenue, net	(29)	(80)	(371)	(343)
Deferred market rental revenue	(405)	(445)	(804)	(897)

Same-property(1) NOI — cash basis	$20,322	$20,371	$37,035	$37,683

Change in same-property NOI — accrual basis(3)	-0.7%		-1.8%
Change in same-property NOI — cash basis(3)	-0.2%		-1.7%

(1)	Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: Alexandria Corporate Park, Crossways Commerce Center (expansion), River’s Bend Center II and Annapolis Commerce Park East. Also, same property results for the six months ended June 30, 2008 and 2007 exclude John Marshall Highway (Building II), Greenbrier Circle Corporate Center, Greenbrier Technology Center I, Pine Glen and Ammendale Commerce Center.

(2)	Non-same property NOI has been adjusted to reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.

(3)	In late 2007 and early 2008, the Company negotiated significant lease terminations at Crossways Commerce Center, Diamond Hill Distribution Center and Interstate Plaza. Excluding these properties, the Company’s same property NOI would have increased by 3.5% and 4.1% on an accrual and cash basis, respectively, for the three months ended June 30, 2008 and would have increased by 2.6% on both an accrual and cash basis for the six months ended June 30, 2008.